UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2020

Hoth Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-38803	82-1553794
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1 Rockefeller Plaza, Suite 1039

New York, New York 10020

(Address of principal executive offices, including ZIP code)

(646) 756-2997

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	HOTH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 21, 2020 (the “Effective Date”), Hoth Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with The Benchmark Company, LLC (“Benchmark”), as representative of the several underwriters listed on Schedule I thereto (the “Underwriters”), relating to the public offering (the “Offering”) of 1,818,182 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price to the public of $2.75 per Share (the “Offering Price”). Pursuant to the terms of the Underwriting Agreement, the Company has also granted the Underwriters a 45-day option to purchase up to an additional 272,727 shares of Common Stock (the “Option Shares” and together with the Shares, the “Securities”) to cover over-allotments, if any, at the Offering Price less the underwriting discounts and commissions. The net proceeds to the Company from the sale of the Shares, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, are expected to be approximately $4.5 million assuming no exercise by the Underwriters of their over-allotment option for the Option Shares, or $5.2 million if the Underwriters exercise their over-allotment option for the Option Shares in full.

In connection with the Offering, the Company has agreed to issue Benchmark warrants to purchase up to a number of shares Common Stock representing five percent (5%) of the aggregate number of Securities sold in the offering (the “Warrants” and together with the shares of Common Stock issuable upon exercise of the Warrants, the “Benchmark Securities”), of which 90,909 are expected to be issued on the initial closing date of the Offering, assuming no Option Shares are sold. The Warrants will be exercisable for a period of five years commencing six months from the Effective Date at a price per share equal to $2.75 and are exercisable on a “cashless” basis.

The Securities will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-236887) previously filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2020 and declared effective by the Commission on March 11, 2020 and a related prospectus supplement dated May 21, 2020. The Offering is expected to close on or about May 27, 2020, subject to satisfaction of customary closing conditions.

Pursuant to the Underwriting Agreement, the Company, its directors, officers and certain shareholders have agreed not to sell or otherwise dispose of any of the Company’s securities held by them for a period ending 46 days after the Effective Date without first obtaining the written consent of Benchmark.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and officers, and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, and affords certain rights of contribution with respect thereto.

The legal opinion of Sheppard Mullin Richter & Hampton, LLP relating to the legality of the issuance and sale of the Securities is attached as Exhibit 5.1 to this Current Report on Form 8-K.

The description of terms and conditions of the Underwriting Agreement and the form of Warrant set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Underwriting Agreement and the form of Warrant, which are attached hereto as Exhibit 1.1 and 4.1, respectively.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Benchmark Securities is incorporated herein by reference.

The Benchmark Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and issued in reliance on the exemption from registration under the Securities Act afforded by Section 4(a)(2) thereof.

Item 8.01  Other Events.

On May 21, 2020, the Company issued a press release announcing the pricing of the public offering of the Securities. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 21, 2020, by and between Hoth Therapeutics, Inc. and The Benchmark Company, LLC
4.1	Form of Warrant
5.1	Legal Opinion of Sheppard Mullin Richter & Hampton, LLP
23.1	Consent of Sheppard Mullin Richter & Hampton, LLP (contained in Exhibit 5.1)
99.1	Press Release dated May 21, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2020	Hoth Therapeutics, Inc.

/s/ Robb Knie
Robb Knie
Chief Executive Officer

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